Exhibit 99.1

Contact:	Joyce Liu
	Interim Chief Financial Officer	1919 North Lynn Street
	(571) 303-4080	Arlington, Virginia 22209
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS THIRD-QUARTER DILUTED EARNINGS PER SHARE OF $0.61 ON REVENUES OF $142 MILLION
ARLINGTON, VA (October 22, 2008) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces financial results for the third quarter ended September 30, 2008. Revenues for the third quarter increased 4.5% to $142.4 million from $136.3 million for the third quarter of 2007. Net income decreased 2.6% to $20.8 million from $21.4 million. Diluted earnings per share for the third quarter of 2008 increased 3.4% to $0.61 from $0.59 for the third quarter of 2007.
For the nine months ended September 30, 2008, revenues were $421.6 million, an 8.0% increase from $390.5 million for the nine months ended September 30, 2007. Net income for the first nine months of 2008 decreased 8.2% to $53.3 million from $58.1 million for the first nine months of 2007. Diluted earnings per share for the first nine months of 2008 were $1.55, a 0.6% increase from $1.54 for the first nine months of 2007.
Contract Value growth at September 30, 2008 was 2.8% as a result of new client acquisitions, cross-sales to existing clients, and new program launches. The average cross-sell ratio was 3.18, reflecting cross-sell ratios of 3.81 in the Company’s large corporate market and 1.57 for middle market customers.
The Company also announces the fourth membership program launch of 2008, the Division Finance Forum (DFF). This program leverages our base of data and best practices to serve the senior executives responsible for planning and reporting at the divisional level. This launch brings the total number of membership-based programs to 52. Companies joining their first CEB program in the quarter included: Fidelity National Information Services, Inc., Galeries Lafayette S.A., Metro-Goldwyn-Mayer Inc., Oil and Natural Gas Corporation Ltd., Oxford University Press, Vedanta Resources plc, and Virgin Mobile USA, LP.
Tom Monahan, Chairman and Chief Executive Officer commented, “Our performance on the quarter was solid.  Contract value growth was moderate as progress on our operating priorities for the year was offset in some places by turmoil in the financial markets and a difficult economic and budgeting environment.  We also delivered against our earnings targets, due to effective cost management. Overall, I’m encouraged by the response of our teams to a challenging economic environment for our member companies as we continue to work very hard to achieve our original target of 10 to 15% contract value growth.  In a less volatile operating environment, I would have a high degree of confidence in our ability to meet this goal.  Current market conditions, however, make this a far more challenging objective.  Against this backdrop of continued economic difficulty, I’m confident that our intensive focus on member impact and careful cost management will enable us to succeed in 2008 and beyond.”
SHARE REPURCHASE
During the nine months ended September 30, 2008, the Company repurchased approximately 1,036,000 shares of its common stock at a total cost of $41.8 million. Repurchases may continue to be made in open
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EXBD Announces Third Quarter Results

October 22, 2008
market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company is funding its share repurchases with cash on hand and cash generated from operations.
OUTLOOK FOR 2008
The following statements summarize the Company’s guidance for 2008. The Company is updating its guidance for annual revenue growth for 2008 of approximately 5%-7%, or $559-$568 million, reflecting weaker than expected contract value growth through September 30, 2008. For the fourth quarter of 2008, the Company expects revenue of approximately $138-$146 million.
The Company is updating its guidance range on annual diluted earnings per share for 2008 to $2.09 - $2.17. The Company expects diluted earnings per share of $0.54-$0.62 for the fourth quarter. Included in this guidance is approximately $4.0 million of expense relating to share-based compensation for the fourth quarter of 2008.
The Company expects an EBITDA margin of approximately 24% for 2008.
For 2008, the Company expects Depreciation and amortization expense of $22 to $23 million, Other expense of approximately $1.5 million, an effective income tax rate of approximately 40.0%, and diluted weighted average shares outstanding of approximately 34.25 –34.75 million.
The diluted earnings per share, other expense, and weighted average shares outstanding guidance includes only share repurchases made as of September 30, 2008.
NON-GAAP FINANCIAL MEASURE
This press release and the accompanying tables include a discussion of EBITDA, which is a non-GAAP financial measure provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings before Interest income, net, Income taxes, and Depreciation and amortization. This non-GAAP measure may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Furthermore, we intend to continue to provide this non-GAAP financial measure as part of our future earnings discussions and, therefore, the inclusion of this non-GAAP financial measure will provide consistency in our financial reporting. A reconciliation of this non-GAAP measure to GAAP results is provided below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$20,833	$21,392	$53,322	$58,085
Interest income, net	(897)	(3,233)	(3,586)	(14,437)
Depreciation and amortization	5,021	4,176	15,766	10,247
Provision for income taxes	12,389	13,392	34,048	36,361

EBITDA	$37,346	$35,727	$99,550	$90,256

We believe that EBITDA is relevant and useful information for our investors. We use this non-GAAP financial measure for internal budgeting and other managerial purposes, when publicly providing our business outlook and as a measurement for potential acquisitions. A limitation associated with EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets through other financial
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EXBD Announces Third Quarter Results

October 22, 2008
measures such as capital expenditures. Management compensates for these limitations by also relying on the comparable GAAP financial measure of Income from operations, which includes Depreciation and amortization.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to member needs and demands and to anticipate or adapt to market trends, our potential inability to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates or assumptions under FAS No. 123(R), our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2007 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of October 22, 2008, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 4,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.
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EXBD Announces Third Quarter Results

October 22, 2008
THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Nine Months Ended
	Growth	September 30,		Growth	September 30,
	Rates	2008	2007	Rates	2008	2007
Financial Highlights (GAAP, as reported):
Revenues	4.5%	$142,409	$136,288	8.0%	$421,605	$390,510
Net income	(2.6)%	$20,833	$21,392	(8.2)%	$53,322	$58,085
Basic earnings per share	1.7%	$0.61	$0.60	(0.6)%	$1.56	$1.57
Diluted earnings per share	3.4%	$0.61	$0.59	0.6%	$1.55	$1.54
Weighted average shares outstanding:
Basic		34,022	35,932		34,253	37,106
Diluted		34,117	36,346		34,374	37,626
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EXBD Announces Third Quarter Results

October 22, 2008
THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Selected	Three Months Ended		Selected	Nine Months Ended
	Growth	September 30,		Growth	September 30,
	Rates	2008	2007	Rates	2008	2007
Operating Statistic
Contract Value (1) (at period end)	2.8%	$537,989	$523,134

Financial Highlights
Revenues	4.5%	$142,409	$136,288	8.0%	$421,605	$390,510
Cost of services (2)		44,051	45,600		134,718	137,540

Gross profit		98,358	90,688		286,887	252,970

Member relations and marketing (2)		39,642	38,063		122,318	109,791
General and administrative (2)		16,584	16,898		59,183	52,923
Depreciation and amortization		5,021	4,176		15,766	10,247

Income from operations	17.6%	37,111	31,551	12.0%	89,620	80,009

Other (expense) income, net (3)		(3,889)	3,233		(2,250)	14,437

Income before provision for income taxes		33,222	34,784		87,370	94,446
Provision for income taxes		12,389	13,392		34,048	36,361

Net income	(2.6)%	$20,833	$21,392	(8.2)%	$53,322	$58,085

Basic earnings per share	1.7%	$0.61	$0.60	(0.6)%	$1.56	$1.57
Diluted earnings per share	3.4%	$0.61	$0.59	0.6%	$1.55	$1.54

Weighted average shares outstanding
Basic		34,022	35,932		34,253	37,106
Diluted		34,117	36,346		34,374	37,626

Percentages of Revenues
Gross profit		69.1%	66.5%		68.0%	64.8%
Member relations and marketing		27.8%	27.9%		29.0%	28.1%
General and administrative		11.6%	12.4%		14.0%	13.6%
Depreciation and amortization		3.5%	3.1%		3.7%	2.6%
Income from operations		26.1%	23.2%		21.3%	20.5%
EBITDA (4)		26.2%	26.2%		23.6%	23.1%

(1)	We define “Contract Value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

(2)	The following amounts relating to share-based compensation are included in the Statements of Operations above for the three months ended September 30, 2008 and 2007, respectively (in millions): Cost of services, $1.7 and $2.8, Member relations and marketing, $0.6 and $1.2 and General and administrative, $1.2 and $2.0. The following amounts relating to share-based compensation are included in the Statements of Operations above for the nine months ended September 30, 2008 and 2007, respectively: Cost of services, $4.4 and $8.6, Member relations and marketing, $0.8 and $3.8 and General and administrative, $4.5 and $5.7.

(3)	Other (expense) income for the three months ended September 30, 2008 includes $0.9 million of interest income offset by a $1.8 million write-down of a cost method investment, a $1.6 million foreign currency loss, and a $1.4 million decrease in the fair value of deferred compensation plan assets.

(4)	See “NON-GAAP FINANCIAL MEASURE” for further explanation.
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EXBD Announces Third Quarter Results

October 22, 2008
THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 30, 2008	Dec. 31, 2007
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$11,432	$47,585
Marketable securities	28,491	24,153
Membership fees receivable, net	86,220	161,336
Deferred income taxes, net	14,541	12,710
Deferred incentive compensation	11,491	15,544
Prepaid expenses and other current assets	8,253	10,638

Total current assets	160,428	271,966

Deferred income taxes, net	24,945	24,307
Marketable securities	47,005	72,618
Property and equipment, net	107,546	91,904
Goodwill	42,626	42,626
Intangible assets, net	17,787	22,143
Other non-current assets	15,549	19,208

Total assets	$415,886	$544,772

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$37,833	$62,681
Accrued incentive compensation	21,738	31,355
Deferred revenues	246,277	323,395

Total current liabilities	305,848	417,431

Other liabilities	65,407	59,794

Total liabilities	371,255	477,225

Total stockholders’ equity	44,631	67,547

Total liabilities and stockholders’ equity	$415,886	$544,772

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EXBD Announces Third Quarter Results

October 22, 2008
THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$53,322	$58,085
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	15,766	10,247
Deferred income taxes	(877)	(2,759)
Share-based compensation	9,681	18,103
Excess tax benefits from share-based compensation arrangements	—	(2,409)
Amortization of marketable securities premiums (discounts), net	533	(633)
Changes in operating assets and liabilities:
Membership fees receivable, net	75,116	70,159
Deferred incentive compensation	4,053	2,100
Prepaid expenses and other current assets	2,385	734
Other non-current assets	4,659	(5,291)
Accounts payable and accrued liabilities	(16,760)	(20,244)
Accrued incentive compensation	(9,617)	(2,229)
Deferred revenues	(77,118)	(56,356)
Other liabilities	5,614	2,400

Net cash flows provided by operating activities	66,757	71,907

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(38,141)	(16,482)
Cost method investment	—	(3,829)
Acquisition of business, net of cash acquired	—	(58,288)
Sales and maturities of marketable securities, net	20,810	219,098

Net cash flows (used in) provided by investing activities	(17,331)	140,499

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	100	691
Proceeds from the issuance of common stock under the employee stock purchase plan	1,133	1,630
Excess tax benefits from share-based compensation arrangements	—	2,409
Purchase of treasury shares	(41,840)	(270,764)
Payment of dividends	(44,972)	(43,833)

Net cash flows used in financing activities	(85,579)	(309,867)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(36,153)	(97,461)

Cash and cash equivalents, beginning of period	47,585	171,367

Cash and cash equivalents, end of period	$11,432	$73,906

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